                                                                   EXHIBIT 10(o)













                         ASIA STOCK PURCHASE AGREEMENT

                                  dated as of

                                 May 24, 1995,

                                    between

                      NATIONAL MEDICAL ENTERPRISES, INC.

                                      and

                           PARKWAY HOLDINGS LIMITED

                               TABLE OF CONTENTS
                               -----------------

Section                                                                 Page
-------                                                                 ----


Recitals


                                   ARTICLE I
                         PURCHASE AND SALE; CLOSING......................  2


1.1    Sale and Purchase of Stock........................................  2
       --------------------------

1.2    Purchase Price....................................................  2
       --------------

1.3    The Closing.......................................................  2
       -----------

1.4    Miscellaneous Assets..............................................  3
       --------------------

1.5    Release and Waiver................................................  3
       ------------------

1.6    Transfer of MEHH Stock............................................  4
       ----------------------

1.7    Deposit...........................................................  4
       -------

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF SELLER...............  5



2.1    Companies and Subsidiaries; Organization and Related
       ----------------------------------------------------
       Matters...........................................................  5
       -------

2.2    Stock ............................................................  5
       -----

2.3    Financial Statements; Changes; Contingencies......................  6
       --------------------------------------------

2.4    Tax Matters.......................................................  8
       -----------

2.5    Material Contracts................................................  9
       ------------------

2.6    Real Property..................................................... 11
       -------------

2.7    Assets Other than Real Property................................... 11
       -------------------------------

2.8    Authorization; No Conflicts....................................... 12
       ---------------------------

2.9    Legal Proceedings................................................. 13
       -----------------

2.10   Dividends and Other Distributions................................. 13
       ---------------------------------

2.11   Insurance......................................................... 13
       ---------

2.12   Compliance with Law............................................... 14
       -------------------


2.13   Environmental Matters............................................. 14
       ---------------------

2.14   Intellectual Property............................................. 15
       ---------------------

2.15   Benefit Plans..................................................... 15
       -------------

2.16   Employee and Labor Matters........................................ 16
       --------------------------

2.17   Certain Interests................................................. 16
       -----------------

2.18   Bank Accounts, Powers, etc........................................ 17
       --------------------------

2.19   No Brokers or Finders............................................. 17
       ---------------------

2.20   True and Complete Copies of Documents............................. 17
       -------------------------------------

2.21   Overhead Expense.................................................. 18
       ----------------

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BUYER............... 18

3.1    Organization and Related Matters.................................. 18
       --------------------------------

3.2    Authorization..................................................... 18
       -------------

3.3    No Conflicts; Consents and Approvals.............................. 18
       ------------------------------------

3.4    No Brokers or Finders............................................. 19
       ---------------------

3.5    Legal Proceedings................................................. 19
       -----------------

3.6    Investment........................................................ 19
       ----------

3.7    Funds Available................................................... 19
       ---------------

                                  ARTICLE IV
                       COVENANTS WITH RESPECT TO CONDUCT
                              PRIOR TO CLOSING........................... 19

4.1    Access............................................................ 19
       ------

4.2    Material Adverse Changes.......................................... 20
       ------------------------

4.3    Conduct of Business............................................... 20
       -------------------

4.4    Permits and Approvals............................................. 23
       ---------------------

4.5    Confidentiality................................................... 24
       ---------------

4.6    No Other Bids..................................................... 24
       -------------

4.7    Insurance Proceeds................................................ 25
       ------------------


4.8    Amounts Due to Seller............................................. 25
       ---------------------

4.9    Proprietary Information........................................... 25
       -----------------------

4.10   Release of Guarantees............................................. 25
       ---------------------

4.11   Loans to International - NME...................................... 26
       ----------------------------

                                   ARTICLE V
               ADDITIONAL CONTINUING COVENANTS AND INDEMNITIES........... 26

5.1    Cooperation in Audits............................................. 26
       ---------------------

5.2    Tax Matters....................................................... 26
       -----------

5.3    Access............................................................ 31
       ------

5.4    Use of and Right to Names......................................... 31
       -------------------------

5.5    Employment Matters................................................ 31
       ------------------

5.6    Records........................................................... 32
       -------

5.7    Agreement Not to Compete.......................................... 33
       ------------------------

5.8    Technical Services Agreement...................................... 34
       ----------------------------

                                  ARTICLE VI
                           CONDITIONS OF PURCHASE........................ 36

6.1    General Conditions................................................ 36
       ------------------

6.2    Conditions to Obligations of Buyer................................ 36
       ----------------------------------

6.3    Conditions to Obligations of Seller............................... 38
       -----------------------------------

                                  ARTICLE VII
                 TERMINATION OF OBLIGATIONS; INDEMNIFICATION;
                                  SURVIVAL............................... 39

7.1    Termination of Agreement.......................................... 39
       ------------------------

7.2    Effect of Termination............................................. 40
       ---------------------

7.3    Indemnification................................................... 40
       ---------------

7.4    Survival of Representations....................................... 46
       ---------------------------

7.5    Separate Closings; Adjustment to Purchase Price................... 46
       -----------------------------------------------


                                 ARTICLE VIII
                                   GENERAL............................... 47

8.1    Amendments; Waivers............................................... 47
       -------------------

8.2    Schedules; Exhibits; Integration.................................. 47
       --------------------------------

8.3    Reasonable Best Efforts; Further Assurances....................... 48
       -------------------------------------------

8.4    Governing Law; Arbitration........................................ 48
       --------------------------

8.5    No Assignment..................................................... 49
       -------------

8.6    Headings.......................................................... 49
       --------

8.7    Counterparts...................................................... 49
       ------------

8.8    Publicity and Reports............................................. 49
       ---------------------

8.9    Remedies Cumulative............................................... 50
       -------------------

8.10   Parties in Interest............................................... 50
       -------------------

8.11   Notices........................................................... 50
       -------

8.12   Stamp Duties...................................................... 51
       ------------

8.13   Expenses and Attorneys Fees....................................... 51
       ---------------------------

8.14   Severability...................................................... 52
       ------------

8.15   Dollars........................................................... 52
       -------

                                  ARTICLE IX
                                 DEFINITIONS............................. 52

9.1    Definitions....................................................... 52
       -----------

                                   Exhibits
                                   --------

EXHIBIT A      Allocation of Purchase Price

                         ASIA STOCK PURCHASE AGREEMENT


          This Asia Stock Purchase Agreement is entered into as of May 24, 1995, between Parkway Holdings Limited, a Singapore corporation ("Buyer"), and National Medical Enterprises, Inc., a Nevada corporation ("Seller").


                                R E C I T A L S

          WHEREAS, Seller, directly and indirectly through its subsidiaries and affiliates, owns and operates an international hospital, diagnostic, pathology, radiology and related healthcare services business currently operating in Singapore and Malaysia and holds interests in certain activities in Thailand (such operations and interests, as currently conducted, are hereinafter referred to as the "Business");

          WHEREAS, the Business is conducted by Seller through NME Asia Pte Ltd., a Singapore corporation ("NME Asia"), Pacific Medical Enterprises Sdn. Berhad, a Malaysian corporation ("PME"), Subang Jaya Medical Centre Sdn Bhd, a Malaysian corporation ("SJMC"), and Bumrungrad Medical Center Limited, a Thailand corporation ("BMC" and together with NME Asia, (PME and SJMC, the "Companies"), and the Subsidiaries of the Companies;

          WHEREAS, Seller desires to sell, and Buyer desires to buy, the Business; and

          WHEREAS, pursuant to this Agreement, Seller desires to sell, and Buyer desires to buy, all (or, with respect to Malaysia, all of Seller's interest in) the outstanding capital stock of the Companies and, if Section 7.5(b) is applicable, all of Seller's interest in the Thai Business (collectively, the "Stock") for the consideration described herein.


                               A G R E E M E N T

          In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows (except as otherwise expressly provided, all defined terms in this Agreement shall have the meanings assigned to them in Article IX hereof):

                                   ARTICLE I
                          PURCHASE AND SALE; CLOSING

          1.1  SALE AND PURCHASE OF STOCK.
               --------------------------

          Subject to the terms and conditions of this Agreement, Seller agrees to, or to cause each Seller Entity to, sell the Stock and convey, transfer, assign and deliver the certificates evidencing the Stock to Buyer at the Closing, and Buyer agrees to purchase the Stock from Seller. Section 1.1 of the Disclosure Schedule sets forth each of the Seller Entities and the Stock owned thereby. The certificates will be accompanied by a board resolution of the applicable Company irrevocably approving the registration and transfer in favor of the Buyer subject to the transfer being duly stamped, and properly endorsed for transfer to or accompanied by a duly executed stock power or transfer form in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company in which they evidence an interest.

          1.2  PURCHASE PRICE.
               --------------

          Subject to the terms and conditions of this Agreement, Buyer agrees to pay to Seller or its order at the Closing in exchange for the Stock an amount equal to (i) U.S.$352,000,000 less (ii) the U.S. dollar amount determined by converting S$120,000,000 (which represents the amount of indebtedness of the Business at February 28, 1995) less S$10,627,340 and MR1,429,792 (which represents cash and cash equivalents of the Business at February 28, 1995) into U.S. dollars at the average of the Singapore Dollar/U.S. Dollar and Malaysian Ringgit/U.S. Dollar exchange rates published in the "Currency Rates in New York" section of the Asian Wall Street Journal for the ten business day period ending two business days prior to the Closing Date (the "Purchase Price"); provided, however, that the Purchase Price may be adjusted or partially paid in accordance with Sections 1.6, 1.7, 4.11 and 7.5 hereof. The Purchase Price shall be paid in cash (in funds immediately available in Hong Kong). The Purchase Price shall be allocated among the Stock of each Company and certain Subsidiaries as set forth in Exhibit A.

          1.3  THE CLOSING.
               -----------

          (a) The Closing shall take place at the offices of O'Melveny & Myers in Hong Kong, on the later of June 29, 1995 and the tenth business day after the satisfaction of the conditions specified in Sections 6.1(b), 6.2(c) and 6.3(b), or at such other place or on such other date as Seller and Buyer may agree, subject to Section 1.3(b). The parties shall use their reasonable best efforts to effectuate the Closing by June 29, 1995.

          (b) In the event that pursuant to Section 7.5, the Closings in respect of the Malaysian Business and the Thai Business do not occur concurrently with the Closing in respect of the Core Business, the Closing in respect of either the Malaysian Business or the Thai Business, as the case may be, shall thereafter take place at the offices of O'Melveny & Myers in Hong Kong on the fifth business day after the satisfaction of the conditions specified in Sections 6.1(b), 6.2(c) and 6.3(b) (insofar as such conditions relate to the Malaysian Business or the Thai Business, as the case may be ), or at such other place or on such other date as Seller and Buyer may agree.

          1.4  MISCELLANEOUS ASSETS.
               --------------------

          At the Closing, Seller shall convey or shall cause the Seller Entities to convey to Buyer or Buyer's designee all assets owned by Seller or any of its Affiliates (other than the Companies or the Subsidiaries) used in the Business at no additional consideration, including the assets set forth in Section 1.4 of the Disclosure Schedule, other than the assets identified in Section 2.1 (III) of the Disclosure Schedule. In connection with the sale of the Malaysian Business, Seller shall convey or shall cause the Seller Entities to convey to Buyer or Buyer's designee all of Seller's or the Seller Entity's rights to receive from Subang Jaya Medical Centre the principal amount of MR13,090,640 and all of its other rights in respect thereof. In connection with the sale of the Thai Business, Seller shall convey or shall cause the Seller Entities to convey to Buyer the Thai Promissory Note and any other instrument or instruments evidencing any rights of the Seller Entities in the Thai Business. The sale, conveyance, transfer, assignment and delivery by the Seller Entities to Buyer shall be effected on the Closing Date by such deeds, bills of sale, endorsements, stock powers, transfer forms, assignments and other instruments of transfer and conveyance as are reasonably satisfactory in form and substance to counsel for Buyer (the "Conveyancing Documents").

          1.5  RELEASE AND WAIVER.
               ------------------

          Except as expressly provided for in this Agreement or as set forth in
Section 1.5 of the Disclosure Schedule, the Closing shall constitute an unconditional release and waiver by Seller and its subsidiaries and Affiliates (other than the Companies and the Subsidiaries) of, and Seller thereby covenants to cause its subsidiaries and Affiliates to unconditionally release and waive, any and all claims it or any of its subsidiaries or Affiliates may have against or with respect to any of the Companies, the Subsidiaries or any other assets constituting part of the Business or described in Section 1.4 hereof.

          1.6  TRANSFER OF ASSETS.
               ------------------

          Prior to the Closing, Seller shall cause International-NME, Inc. ("International-NME"), a California corporation and a wholly owned subsidiary of Seller, to transfer to NME Asia all of its 19.46% interest in the outstanding capital stock of Mount Elizabeth Healthcare Holdings Ltd., a Singapore corporation, as set forth in Section 2.1 of the Disclosure Schedule. In consideration of the foregoing, NME Asia shall transfer the Thai Business (including the Promissory Note, dated July 22, 1993, in the principal amount of U.S. $8,900,000 payable on demand by BMC to NME Asia (the "Thai Promissory Note")) to International-NME. The portion of the Purchase Price allocated to the Core Business will be reduced by the amount of any loans or other contributions made by NME Asia or any of its Subsidiaries to the Thai Business after February 28, 1995 in excess of S$1,601,040, translated into U.S. Dollars in the manner set forth in Section 1.2 (the "Reduction Amount"). The Reduction Amount will be added to the portion of the Purchase Price allocated to the Thai Business.

          1.7  DEPOSIT.
               -------

          On or prior to the close of business in Los Angeles on May 30, 1995, Buyer shall cause to be wire transferred to an interest bearing account of Seller designated by Seller to Buyer, U.S. $5,000,000 (the "Deposit"). If the Closing with respect to the Core Business does not occur on or prior to July 31, 1995 solely as a result of the failure of the condition set forth in Section 6.3(c), the Deposit shall be forfeited and Buyer shall have no further right or interest with respect thereto. If the Closing with respect to the Core Business occurs on or prior to July 31, 1995, the amount of the Deposit, together with all accrued and unpaid interest thereon, shall be applied in full against the Purchase Price. If the Closing with respect to the Core Business does not occur for any reason other than the failure to satisfy the condition set forth in
Section 6.3(c)(even if the condition set forth in Section 6.3(c) has not been satisfied), the Deposit, together with all accrued and unpaid interest thereon, will be returned by Seller to Buyer within two (2) business days after the earlier of August 1, 1995 and the termination of this Agreement with respect to the Core Business pursuant to Section 7.1. Seller should not be permitted to, and hereby waives, any right to exercise or claim any right of set-off, recoupment counterclaim or any similar right with respect to the Deposit or any of the accrued and unpaid interest thereon. Seller will place the Deposit in an interest-bearing account with Bank of America in Los Angeles and the Deposit shall thereafter accrue interest at the rate provided for such account.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller has invited Buyer to perform and Buyer has performed due diligence and business investigations with respect to each Company and Subsidiary (other than the Malaysian Business), with the intention that Buyer form its own conclusions regarding the condition and value of the Business pursuant to the parties' express intention that the sale of the Business be without representation or warranty by Seller, express or implied, except as set forth in this Agreement and the Disclosure Schedule, which representations and warranties Seller acknowledges Buyer is relying upon in entering into this Agreement. Seller represents and warrants to Buyer as follows:

          2.1  COMPANIES AND SUBSIDIARIES; ORGANIZATION AND RELATED MATTERS.
               ------------------------------------------------------------

          Section 2.1 of the Disclosure Schedule lists all Companies and all Subsidiaries of each Company and correctly sets forth the capitalization of each Company and Subsidiary, the jurisdiction in which each Company and each Subsidiary is organized and each jurisdiction in which each Company and Subsidiary is qualified or licensed to do business as a foreign person. Each Seller Entity and each Company and its Subsidiaries are corporations duly organized and validly existing under the respective laws of the jurisdiction of their incorporation or organization. Each Seller Entity has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. Each Company and its Subsidiaries have all necessary corporate power and authority to own or lease their respective properties and assets and to carry on their respective businesses as now conducted and, in the case of BMC, as the Thai Business is contemplated to be conducted. Section 2.1 of the Disclosure Schedule correctly lists the current directors and executive officers of each Company and Subsidiary. Copies of the respective charter documents of each Company and Subsidiary, which have been delivered to Buyer, are true, correct and complete. The Companies and their respective Subsidiaries constitute all the entities through which Seller conducts the Business, and, except as set forth in Sections
1.4 or 2.1 of the Disclosure Schedule, the assets and properties owned or leased by the Companies and their respective Subsidiaries constitute all the material assets, properties and rights used by Seller and its subsidiaries and Affiliates in connection with the conduct of the Business.

          2.2  STOCK.
               -----

          (a) Except as described in Section 2.1 of the Disclosure Schedule, Seller owns through one or more Seller Entities all of the outstanding Equity Securities of each

     Company beneficially and of record. Except as described in Section 2.1 of the Disclosure Schedule, each Company owns directly or indirectly through its Subsidiaries all of the outstanding Equity Securities of each of its Subsidiaries, beneficially and of record. Except as described in Section
     2.2 of the Disclosure Schedule, all of such Equity Securities of the Companies and the Subsidiaries are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and valid title to and complete ownership of the Stock, with all rights attaching thereto as of the Closing Date, free and clear of any Encumbrance. The authorized, issued and outstanding capital stock of each Company and Subsidiary is described in
     Section 2.1 of the Disclosure Schedule. Except as described in Section 2.2 of the Disclosure Schedule, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any Company or Subsidiary, or to restructure or recapitalize any Company or Subsidiary. Other than this Agreement and except as set forth in Sections 2.2 or 2.8 of the Disclosure Schedule, neither the Stock nor the Equity Securities of any Subsidiary owned by any of the Companies or any Subsidiary is subject to any voting trust agreement or other Contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition thereof.

          (b) Except as set forth in Section 2.2 of the Disclosure Schedule, no Company or Subsidiary directly or indirectly owns any Equity Securities of any Person and no Company or Subsidiary is a member of or participant in any partnership, joint venture or similar Person, including, to the knowledge of Seller, all joint ventures entered into with doctors in the ordinary course of Business (other than passive investment holdings in amounts not material in the aggregate and other than Equity Securities of Subsidiaries or other Subsidiaries).

          2.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.
               --------------------------------------------

          (a) Seller has delivered to Buyer a consolidated balance sheet for the Business at each of May 31, 1994 and 1993 and the related consolidated statements of operations, changes in owner's equity and changes in financial position or cash flow (including the notes thereto and the consolidating schedules) for the periods ended May 31, 1994, 1993 and 1992, a true and correct copy of each of which has been provided to Buyer by Seller. All such financial statements have been audited by the Auditors whose reports thereon are included with such financial statements. Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of the Business for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Business as of their respective dates, in all cases in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein).

          (b) Seller has delivered to Buyer a consolidated balance sheet for the Business at each of February 28, 1995 (the "Balance Sheet") and 1994, and the related consolidated statements of operations, changes in owner's equity and changes in financial position or cash flow for the periods then ended; a true and correct copy of each of which has been provided to Buyer. Such statements of operations and cash flows present fairly in all material respects the results of operations and cash flows of the Business for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Business as of their respective dates, in all cases in conformity with GAAP applied on a consistent basis as applied in the audited financial statements referred to in Section 2.3(a), except for changes, if any, required by GAAP and disclosed therein (except for the absence of notes and normal recurring year-end adjustments).

          (c) Except as described in Section 2.3 of the Disclosure Schedule, since February 28, 1995, whether or not in the ordinary course of business, there has not been, occurred or arisen:

               (i) any change in or event or a series of connected events affecting the Business that has had or is reasonably expected to have an impact of $250,000 individually or $750,000 in the aggregate with all other such changes, events or series of events or otherwise has had or is reasonably expected to have a Material Adverse Effect, except for changes reflected in the financial statements referred to in this Section 2.3 and changes affecting generally the Singapore, Thailand or Malaysia health care industry, each as a whole (it being understood that Buyer assumes the risks of changes of such type);

              (ii) any casualty, loss, damage or destruction of any property of any Company or Subsidiary or that has involved a loss to any Company or Subsidiary that has had or is reasonably expected to have an impact in excess of $250,000 individually or $750,000 in the aggregate with all other such casualties, losses, damages or destruction, or otherwise has had or is reasonably expected to have a Material Adverse Effect; or

             (iii)  any of the events described in Section 4.3 hereof.

          (d) Except as set forth in Section 2.3 of the Disclosure Schedule, none of the Companies or Subsidiaries has any liability or obligation of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) or has engaged in other types of financing transactions that would have or would reasonably be expected to have an impact of $250,000 individually or $750,000 in the aggregate with all other such liabilities or obligations or otherwise has had or is reasonably expected to have a Material Adverse Effect, other than (i) as disclosed, reflected or reserved against in the financial statements referred to in this Section 2.3 and the notes thereto and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet and not in violation of this Agreement.

          2.4  TAX MATTERS.
               -----------

          (a) Except as set forth in Section 2.4 of the Disclosure Schedule, as of the Closing Date (i) each Company and each Subsidiary has timely filed (or, where permitted or required, its respective direct or indirect parents have timely filed) all material required Tax Returns, (ii) each such Tax Return correctly sets forth the Tax liability required to be set forth therein (other than Taxes contested in good faith) and is otherwise true and correct in all material respects; (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid in full, other than Taxes contested in good faith, (iv) except with respect to BMC and SJMC, no material tax liens have been filed with respect to Taxes of any of the Companies or any Subsidiary; (v) no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of any Company or Subsidiary, and (vi) no Governmental Entity has proposed in writing any deficiency, assessment or claim for Taxes of any Company or Subsidiary.

          (b) Except as set forth in Section 2.4 of the Disclosure Schedule, during the period from March 1, 1995 through the Closing Date (the "Interim Period"), none of the Companies or Subsidiaries will have (i) engaged in any transaction, other than in the ordinary course of business, that will cause the effective Tax rate of the Companies and the Subsidiaries for Taxes for the Interim Period to be materially greater than the effective Tax rate of the Companies and the Subsidiaries for Taxes for the year ended May 31, 1994 as adjusted for changes in Tax law and other events beyond the control of Seller or (ii) made or changed any election, changed any annual accounting period, or adopted or changed any accounting method that would have the effect of increasing the Tax liability of any Company or Subsidiary.

          2.5  MATERIAL CONTRACTS.
               ------------------

          Except as set forth in Section 2.5 of the Disclosure Schedule, no Company or Subsidiary is a party to or bound by any Contract which is an:

          (i) employment agreement, employment contract or consultancy or other similar service agreement;

         (ii) employee collective bargaining agreement or other contract with any labor union;

        (iii) agreement or covenant of any Company or Subsidiary not to compete or other covenant of any Company or Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of the Business, which in each case is material in respect of any portion of the Territory;

          (iv) agreement, contract or other arrangement (including management agreements) with (A) Seller or any Affiliate of Seller (other than any Company or Subsidiary) or (B) any current or former officer, director or employee of Seller, any Company, any Subsidiary or any Affiliate of Seller (other than employment agreements covered by clause (i) above);

          (v) lease, sublease or similar agreement with any Person under which any Company or Subsidiary is a lessor or sublessor of, or makes available for use to any Person (other than any other Company or Subsidiary), a portion of the real property assets of such Company or Subsidiary (other than real property leases with doctors or clinics entered into in the ordinary course of the Business consistent with past practices);

         (vi) agreement, contract or other instrument under which any Company or Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than a Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than a Company or a Subsidiary) which individually is in excess of $250,000 or in the aggregate are in the excess of $750,000;

        (vii) agreement, contract or other instrument (including so-called keepwell agreements, letters of comfort or letters of moral intent) under which (A) any Person (including any Company or Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Business or any Company or its Subsidiaries or (B) any Company or its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), which individually is in excess of $250,000 or in the aggregate are in the excess of $750,000;

       (viii) agreement, memorandum of understanding, letter of intent, contract or other instrument under which any Company or Subsidiary has made or will make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than to doctors in the ordinary course of business consistent with past practice which do not exceed in the aggregate S$500,000), which individually is in excess of $250,000 or in the aggregate are in the excess of $750,000;

         (ix) material mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other Encumbrance upon any of the Company Real Properties;

          (x) powers of attorney (other than powers of attorney given to officers or other representatives of the Companies or Subsidiaries in the ordinary course of the Business with respect to routine tax, securities and shareholder matters);

         (xi) letter of intent, memorandum of understanding or agreement to acquire or develop any hospital or other medical-related property or business;

        (xii) any agreement or Contract relating to the trading, hedging, exchange or sale or purchase of securities, indices, currencies, interest rates, futures or any financial or derivative instruments of any nature whatsoever; or

       (xiii) other agreement, contract, lease, license, commitment or instrument to which any Company or Subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any Person or Persons in excess of U.S.$250,000.

Except as set forth in Section 2.5 of the Disclosure Schedule, each Contract of any Company or Subsidiary listed in the Disclosure Schedule is valid, binding and in full force and effect and is enforceable, as applicable, by the relevant Company or Subsidiary and, to the knowledge of Seller, each of the other parties to the Contract in accordance with its terms. Except as set forth in Section
2.5 of the Disclosure Schedule, each relevant Company or Subsidiary has performed all obligations required to be performed by it to date under the Contracts and no Company or Subsidiary or, to the knowledge of Seller, any other party to any of the Contracts (with or without the lapse of time or the giving of notice, or both) is in breach or default thereunder, except where such failure to perform or breach has not and would not reasonably be expected to result in a liability to any Company or Subsidiary individually in excess of $250,000 and $750,000 in the aggregate together with all such other failures or has not had and would not otherwise be expected to have a Material Adverse Effect.

          2.6  REAL PROPERTY.
               -------------

               (a) Section 2.6 of the Disclosure Schedule sets forth a complete and accurate description of the real immovable property owned in fee simple by each Company and each Subsidiary (the "Owned Real Property") and a complete list of all real property and interests in real property leased by each Company and each Subsidiary (the "Leased Real Property").

          (b) Each Company and each Subsidiary has (i) good and valid fee title to all Owned Real Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Real Property or Leased Real Property being sometimes referred to herein, collectively, as "Company Real Properties"), in each case free and clear of all Encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in Section 2.6 of the Disclosure Schedule; (B) leases, subleases and similar agreements set forth in Section 2.5 of the Disclosure Schedule or not required to be disclosed therein; and (C) Permitted Encumbrances. Except as set forth in Sections 2.3(II) and 2.6 of the Disclosure Schedule, the Company Real Properties have been maintained in all material respects in accordance with the past practices of the Business and consistent with industry practice and are in good operating condition and repair, ordinary wear and tear excepted. The current use by the Companies and the Subsidiaries of the plants, offices and other facilities located on Company Real Property does not constitute a material violation of any material local zoning or similar land use or government regulations. Each Company and each Subsidiary has all necessary material Approvals and Permits that are required to be obtained by it as of the date of this Agreement for any development or building projects currently in process.

          2.7  ASSETS OTHER THAN REAL PROPERTY.
               -------------------------------

          Each Company and each Subsidiary has good and valid title to all (a) its assets reflected on the Balance Sheet and

(b) its assets thereafter acquired, which in each case are material to the Business, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Encumbrances except (i) such as are set forth in Section 2.7 of the Disclosure Schedule and (ii) Permitted Encumbrances.

          All the tangible personal property of each Company and each Subsidiary that is material to the Business has been maintained in all material respects in accordance with the past practices of the Business and consistent with industry practice. The tangible personal property of each Company and each Subsidiary is in good operating condition and repair, ordinary wear and tear excepted, consistent with industry practice. All leased personal property of each Company and each Subsidiary is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

          This Section 2.7 does not relate to Company Real Property or interests therein, such items being the subject of Section 2.6.

          2.8  AUTHORIZATION; NO CONFLICTS.
               ---------------------------

          The execution and delivery of this Agreement by Seller and the performance of this Agreement by each Seller Entity and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of each Seller Entity. This Agreement constitutes the legally valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and, upon receipt of the Permits and Approvals listed in Sections 2.8(II) and 6.1(III) of the Disclosure Schedule, performance of this Agreement by Seller and each Seller Entity will not (i) violate, or constitute a breach or default under the charter documents or by-laws of any Seller Entity, Company or Subsidiary or (ii) violate, or constitute a material breach or material default or result in the acceleration of or permit the acceleration of any material obligation (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, any material Contract of any of such entities, or cause or give rise to a right of termination of or adverse change in the terms of any material Contract, or result in the imposition of any material Encumbrance against any asset or properties of any Company or Subsidiary, or violate any Law or any material Permit or material Approval or cause any material Permit or material Approval to be revoked, withdrawn or modified. Section 2.8 of the Disclosure Schedule lists all material Permits and Approvals in connection with the operation of the Business as presently conducted, and such Permits and Approvals constitute all the material Permits and Approvals necessary to conduct the Business. Sections
6.1 and 2.8 (II) of the Disclosure Schedule lists all material Permits and Approvals that are required to be obtained by any Seller Entity or any Company or Subsidiary, or filings or registrations with any third party or Governmental Entity required for any Seller Entity or any Company or Subsidiary, to consummate the transactions contemplated by this Agreement.

          2.9  LEGAL PROCEEDINGS.
               -----------------

          Except as set forth in Section 2.9 of the Disclosure Schedule, there is no Order or Action pending, or, to the best knowledge of Seller, threatened, against or affecting any Company or Subsidiary or any of their respective properties or assets that has resulted or is reasonably expected to result in a liability in excess of $250,000 individually or $750,000 in the aggregate together with all other such Orders or Actions, or that has had or is reasonably expected to have, individually or in the aggregate together with all other such Orders and Actions, a Material Adverse Effect.

          Section 2.9 of the Disclosure Schedule sets forth a list of all Orders and Actions pending or, to the best knowledge of Seller, threatened against any Company or Subsidiary (i) brought by any Government Entity, (ii) in which money damages in excess of $250,000 individually or $750,000 in the aggregate with all such other Orders and Actions are sought against any Company or any Subsidiary or (iii) seeking injunctive relief against any Company or Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

          2.10 DIVIDENDS AND OTHER DISTRIBUTIONS.
               ---------------------------------

          Except as described in Section 2.10 of the Disclosure Schedule, there has been no dividend or other distribution of assets, whether consisting of money, securities, property or any other thing of value, declared, issued, paid, made or set aside by any Company or Subsidiary subsequent to the date of the Balance Sheet.

          2.11 INSURANCE.
               ---------

          Section 2.11 of the Disclosure Schedule lists all insurance policies and bonds that are maintained by or for the benefit of the Companies and the Subsidiaries in connection with, and which are material to, the Business. All such policies and bonds are in full force and effect and, to the best knowledge of Seller, there is no threat by any of the insurers to terminate or not renew, or materially increase the premiums payable under, any of such policies or bonds. Except as set forth in Section 2.11 of the Disclosure Schedule, all insurance policies maintained for the benefit of the Business, the Companies and the Subsidiaries or their respective employees are maintained directly by the Companies and/or the Subsidiaries and not by Seller or any of Seller's other subsidiaries. Except as set forth in Section
2.11 of the Disclosure Schedule, all such insurance policies will remain in full force and effect from and after, and will not be modified or amended as a result of, the Closing.

          2.12 COMPLIANCE WITH LAW.
               -------------------

          Each Company and each Subsidiary has conducted its respective business in all material respects in accordance with applicable Laws. The procedures and practices of each Company and its Subsidiaries are in compliance in all material respects with all such Laws. To the best knowledge of Seller, no suspension, cancellation or termination of any Permits or Approvals required by any Governmental Entity to permit the Business to be conducted as it is currently conducted is threatened or imminent that could reasonably be expected to be material to the Business.

          2.13 ENVIRONMENTAL MATTERS.
               ---------------------

               (a) Each Company and each Subsidiary has obtained and maintained in effect all material licenses, Permits, Approvals and other authorizations required under all applicable Laws of all applicable Governmental Entities or regulatory authorities relating to pollution, the disposition, storage or handling of medical waste, radioactive material or other materials which are classified under such Laws as harmful to the environment or to human health ("Hazardous Substance"), or to the protection of the environment ("Environmental Laws") and is in compliance in all material respects with all Environmental Laws and with all such licenses, Permits, Approvals and authorizations.

               (b) The properties presently or formerly owned or operated by any of the Companies or Subsidiaries (including without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance other than as permitted under any applicable Environmental Law (provided, however, that with respect to Properties formerly owned or operated by any of the Companies or Subsidiaries, such representation is limited to actions taken by any of the Companies or Subsidiaries during the period the Companies or the Subsidiaries owned or operated such Properties).

               (c) None of the Companies or Subsidiaries has incurred, and, to the knowledge of Seller, none of the Properties are presently subject to, any material liabilities (fixed or contingent) or clean-up obligations relating to Hazardous Substances or Environmental Laws.

          2.14 INTELLECTUAL PROPERTY.
               ---------------------

          Except as set forth in Section 2.14 of the Disclosure Schedule, each Company and Subsidiary has all necessary rights to and in all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights ("Intellectual Property") owned, used, filed by or licensed to such Company or Subsidiary in connection with the Business. Section 2.14 of the Disclosure Schedule sets forth a list of all jurisdictions in which registered trademarks are registered or applied for and all registration and application numbers. Except as set forth in Section 2.14 of the Disclosure Schedule, Seller does not know, and has received no notice, of any conflict with the asserted rights of others with respect to any Intellectual Property except where such conflict would not be material to the Business.

          2.15 BENEFIT PLANS.
               -------------

          (a) Section 2.15 of the Disclosure Schedule contains a list of all retirement, pension, profit sharing, trust fund, bonus, stock option or other equity-based compensation, stock purchase, severance, deferred compensation, central provident fund, skills development fund and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by Seller, any Company or any Subsidiary for the benefit, or on the account, of any officers or employees of any Company or Subsidiary. Seller has delivered to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and (iii) each trust agreement and group annuity contract relating to any Benefit Plan. Except as set forth in Section 2.15 of the Disclosure Schedule, none of Seller and its subsidiaries (other than any Company or Subsidiary) maintains any Benefit Plan with, or for the benefit of, any officer or employee of any Company or any Subsidiary, including any employee referred to in Section 5.6. Except as set forth in
     Section 2.15 of the Disclosure Schedule, none of the Benefit Plans are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Companies nor any of the Subsidiaries has or will have any obligation or liability of any kind with respect to any of the Benefit Plans which are or may be subject to ERISA set forth in Section 2.15 of the Disclosure Schedule.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. All the Benefit Plans are in compliance in all material respects with the applicable provisions of applicable Law. Furthermore, each Company and Subsidiary is in compliance in all material respects with the applicable laws, regulations and provisions contained in each of its collective bargaining agreements. Except as set forth in
     Section 2.15 of the Disclosure Schedule, all payments and deductions from wages, material reports, returns and similar documents with respect to the Benefit Plans required to be filed with or paid to any Governmental Entity or Benefit Plan or distributed to any Benefit Plan participant have been duly and timely filed, distributed or paid. Except as set forth in Section
     2.15 of the Disclosure Schedule, there is no pending or, to the knowledge of Seller, threatened litigation by any employee or former employee of the Business relating to any Benefit Plan, other than routine claims for benefits.

          2.16 EMPLOYEE AND LABOR MATTERS.
               --------------------------

          Except as set forth in Section 2.16 of the Disclosure Schedule, (i) there is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against or affecting any Company or Subsidiary; (ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of any Company or Subsidiary and no question concerning representation exists respecting such employees; (iii) there is no unfair labor practice charge or complaint against any Company or Subsidiary pending, or, to the knowledge of Seller, threatened, before any Governmental Entity; (iv) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or a Subsidiary which are reasonably likely to have a Material Adverse Effect; and (v) none of Seller, any Company or any Subsidiary has received notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of any Company or any Subsidiary and, to the knowledge of Seller, no such investigation is in progress.

          2.17 CERTAIN INTERESTS.
               -----------------

          (a) Except as set forth in Section 2.17 of the Disclosure Schedule, after the Closing neither Seller nor any Affiliate thereof, nor any officer or director of any thereof will have any interest in any property of the Business; and no Company or Subsidiary will be indebted to or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

          (b) Except as set forth in Section 2.17 of the Disclosure Schedule, after the Closing none of the agreements, contracts or other arrangements set forth in Section 2.5 of the Disclosure Schedule between any Company or Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand, will continue in effect, and there will remain thereafter no outstanding obligation or liability in respect of any such agreement, contract or other arrangement.

          2.18 BANK ACCOUNTS, POWERS, ETC.
               ---------------------------

          Section 2.18 of the Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Company or Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

          2.19 NO BROKERS OR FINDERS.
               ---------------------

          Except as set forth in Section 2.19 of the Disclosure Schedule, no agent, broker, finder, or investment or commercial banker, or other Person or firm (collectively, "Investment Bankers") engaged by or acting on behalf of Seller, any Company or Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          2.20 TRUE AND COMPLETE COPIES OF DOCUMENTS.
               -------------------------------------

          Copies of all leases, insurance policies, agreements, contracts and other documents and instruments which are listed or referred to on the Disclosure Schedule and which have been delivered to, or made available for inspection by, Buyer are true and complete in all respects. Such documents, together with this Agreement and all certificates, exhibits, schedules and other instruments furnished by or on behalf of Seller pursuant to this Agreement, taken as a whole, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading, except where such misstatements or omissions reflect facts, events or circumstances, or series of related facts, events or circumstances that would not have and would not reasonably be expected to have a Material Adverse Effect.

          2.21 OVERHEAD EXPENSE.
               ----------------

          The expense of overhead, comprising certain administrative, logistical, legal and other services, provided by Seller to the Business since February 28, 1995 that has been paid or accrued by the Companies and Subsidiaries or that has otherwise been allocated to the Business (the "Overhead Expense") does not in the aggregate exceed the amounts set forth in Section 2.21 of the Disclosure Schedule for the Business for the fiscal years ending May 31, 1995 and 1996, as prorated through the date of this Agreement.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as follows:

          3.1  ORGANIZATION AND RELATED MATTERS.
               --------------------------------

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Singapore. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any transactions contemplated by this Agreement.

          3.2  AUTHORIZATION.
               -------------

          The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated under this Agreement, have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3  NO CONFLICTS; CONSENTS AND APPROVALS.
               ------------------------------------

          The execution, delivery and performance of this Agreement by Buyer will not (a) violate or constitute a breach or default under the charter documents or by-laws of Buyer or (b) violate or constitute a breach or default (whether upon lapse of time and/or the occurrence or any act or event or otherwise) under (i) any Law to which Buyer is subject or (ii) any Contract to which Buyer is a party, except (in the case of clause (b)) as is not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement. Sections

6.1 (I) and (II) and 3.3 of the Disclosure Schedule lists all material Permits and Approvals which are required to be obtained by Buyer, or filings or registrations with any third party or Governmental Entity required for Buyer to consummate the transactions contemplated by this Agreement.

          3.4  NO BROKERS OR FINDERS.
               ---------------------

          Except as set forth in Section 3.4 of the Disclosure Schedule, no Investment Banker engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          3.5  LEGAL PROCEEDINGS.
               -----------------

          There is no Order or Action pending or, to the best knowledge of Buyer, threatened, against or affecting Buyer that individually or when aggregated with one or more other Actions has, or is reasonably be expected to, materially and adversely effect Buyer's ability to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

          3.6  INVESTMENT.
               ----------

          Buyer is acquiring the Stock for Buyer's own account, or for the account of Buyer and one or more of its Affiliates, for investment purposes only and not with a view to or for sale in connection with the public distribution thereof.

          3.7  FUNDS AVAILABLE.
               ---------------

          Buyer has sufficient cash, lines of credit, commitment letters or other sources of available funds to enable it to make the payments contemplated by Section 1.2.


                                  ARTICLE IV
                       COVENANTS WITH RESPECT TO CONDUCT
                               PRIOR TO CLOSING

          4.1  ACCESS.
               ------

          Subject to applicable laws and contractual confidentiality and privacy obligations with respect to the Malaysian Business and Thai Business, as modified by the letter dated, May 24, 1995 from Khun Chai Sophonpanich to Buyer, and to the terms of the Letter Agreement, dated March 17, 1995 (the "Letter Agreement"), entered into between Seller and Buyer, Seller shall cause each Company and its Subsidiaries and the

Seller Entities (but only with respect to the Business) to authorize and permit Buyer, Buyer's Affiliates (subject to the execution of customary confidentiality agreements) and their representatives (which term shall be deemed to include its independent accountants, counsel, financial advisors, and bankers (including, without limitation, potential lenders)) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, board and shareholder minutes (including agenda for meetings), accounts, ledgers, budgets, operating instructions and procedures, Tax Returns (provided, however, that to the extent that such Tax Returns are combined or consolidated returns, Buyer's access will be limited to information pertaining to each Company and its Subsidiaries only) and all other information with respect to the Business as Buyer may from time to time request. Without limiting the foregoing, Seller agrees to provide Buyer and its Affiliates and their representatives with such access, subject to the terms of this Section 4.1, to the extent necessary in connection with any proposed financings (including any public securities offering) by any of Buyer and its Affiliates. Buyer agrees that it will with reasonable expedition inform Seller prior to the Closing if Buyer has obtained knowledge that the covenants, representations or warranties of Seller hereunder have been breached. For purposes of the preceding sentence only, the knowledge of Buyer shall mean the actual knowledge of Tony Tan Choon Keat, Managing Director, or Tan Kai Seng, Finance Director, of Buyer or Dr. Lim Cheok Peng, Managing Director of Gleneagles Hospital.

          4.2  MATERIAL ADVERSE CHANGES.
               ------------------------

          Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a Material Adverse Effect or which, if known as of the date hereof, would have been required to be disclosed to Buyer, or which constitutes a breach of any representation, warranty, obligation, covenant or undertaking under this Agreement. For purposes of the preceding sentence only, the knowledge of Seller shall mean the actual knowledge of Jeffrey C. Barbakow, Chief Executive Officer, Maris Andersons, Senior Vice President and Treasurer, or T.P. McMullen, Vice President of Seller.

          4.3  CONDUCT OF BUSINESS.
               -------------------

          Except as set forth in Section 4.3 of the Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the Business (except that with respect to the Malaysian Business and Thai Business, Seller shall use its reasonable best efforts consistent with the operative documents of those joint ventures) to be conducted in the ordinary course of business consistent with past practice (including with respect to advertising, promotions, capital expenditures and inventory levels) and shall make all reasonable best efforts consistent with past practices to preserve the Business's structure and organization and its relationships with its customers, doctors, employees, suppliers and others with whom the Companies and Subsidiaries deal. Seller shall not, and shall not permit any Company or any Subsidiary (except that with respect to the Malaysian Business and Thai Business, Seller shall use its reasonable best efforts consistent with the operative documents of those joint ventures) to, take any action that would, or that could reasonably be expected to, cause Seller, any Company or any Subsidiary to be in breach of any representations, warranties, covenants or agreements contained in this Agreement or otherwise result in any of the conditions to Closing not being satisfied.

          In addition, between the date of this Agreement and the Closing Date, except as set forth in Section 4.3 of the Disclosure Schedule or as specifically contemplated by this Agreement, Seller covenants and agrees that no Company or Subsidiary (except that with respect to the Malaysian Business and Thai Business, Seller shall use its reasonable best efforts consistent with the operative documents of those joint ventures) shall without the prior consent in writing of Buyer:

          (a) change or amend its charter documents or by-laws (or their equivalents);

          (b) declare, issue, make, pay or set aside any dividend or other distribution of assets, whether consisting of money or property, to its shareholders, or split, combine or reclassify any shares of its Equity Securities;

          (c) make any capital expenditures not contemplated in Seller's capital expenditure budget delivered to Buyer prior to the date hereof;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any assets, except (i) for property not material in amount, (ii) in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement;

          (e) redeem or otherwise acquire any shares of its Equity Securities or issue any Equity Securities or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Equity Securities;

          (f) adopt or amend in any respect any Benefit Plan or collective bargaining agreement, except as required by applicable Law or as may be required under existing agreements and except with respect to Benefit Plans which are not obligations of any of the Companies or any of the Subsidiaries and which will not result in any obligation or liability of any kind whatsoever to any Company or Subsidiary or the Business;

          (g) grant to any executive officer or employee any increase in compensation or benefits, including grant of any options, except as may be required under existing agreements or applicable Law and except for any increases for which Seller shall be solely obligated;

          (h) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee, or issue any letters of comfort or letters of moral intent or enter into any keepwell agreement or similar arrangement relating to, any such liabilities, obligations or indebtedness, other than borrowing under existing lines of credit in the ordinary course of business consistent with past practice; provided that in no event shall any Company
                                    --------
     or any Subsidiary incur, assume or guarantee any long-term indebtedness for borrowed money;

          (i) permit, allow or suffer any of its assets to become subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever, except immaterial items in the ordinary course of business consistent with past practice;

          (j) forgive any indebtedness or waive any claims or rights of value other than in the ordinary course of business consistent with past practice and in amounts that are not material in the aggregate;

          (k) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates (other than any Company or Subsidiary), except cash management activities in the ordinary course of business consistent with past practice;

          (l) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

          (m)  change any tax accounting method, principle or practice;

          (n) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the ordinary course of business consistent with past practice) which are material, individually or in the aggregate, to the Business;

          (o) terminate or materially change any of the insurance policies (other than insurance policies of Seller) as they existed on the date of this Agreement;

          (p) enter into any new service or employment agreement, or any renewals thereof, with any employee except for agreements for which Seller will be solely obligated and which will not result in any obligation or liability of any kind whatsoever to any Company or Subsidiary or the Business;

          (q) allow or cause to lapse any right under any material Contract or Intellectual Property or cause to expire any Approvals or Permits relating to the Business;

          (r) enter into any transaction other than on arm's length terms in the ordinary course of business consistent with past practice, between any of the Companies or Subsidiaries, on the one hand, and any director, officer, stockholder or Affiliate thereof, on the other hand;

          (s) otherwise enter into a transaction or a series of connected transactions which would have, or is reasonably expected to have, a value in excess of $100,000 or which would otherwise be reasonably expected to have a Material Adverse Effect;

          (t) pay Overhead Expense in the aggregate exceeding the amounts set forth in Section 2.21 of the Disclosure Schedule for the Business for the fiscal years ending May 31, 1995 and 1996, as prorated through the date of the Closing; or

          (u) agree, whether in writing or otherwise, to do any of the foregoing.

          4.4  PERMITS AND APPROVALS.
               ---------------------

          Seller and Buyer each agrees to, and to cause its subsidiaries and Affiliates to, cooperate and use its reasonable best efforts to obtain or transfer, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall consult with each other in advance regarding how to obtain or transfer, and shall cooperate in obtaining or transferring, the Approvals and Permits referred to in Sections 2.8, 3.3 and 6.1 of the Disclosure Schedule. Seller and Buyer shall permit each other to review and comment upon all such registrations, filings, applications, requests and notices prior to submitting any of the foregoing.

          4.5  CONFIDENTIALITY.
               ---------------

          (a) In the event that the Closing occurs, Seller shall, and shall cause its subsidiaries, Affiliates, directors, officers and representatives to, keep confidential all information, documents and other materials relating to the Business (whether or not any such information remains in their possession), except to the extent that disclosure is required by applicable Law or stock exchange rules. From and after the Closing, the Letter Agreement (solely as it relates to the Business) shall terminate and shall thereafter be null and void, and no party shall have any liability or obligation thereunder. Unless and until the Closing occurs, the terms of the Letter Agreement shall apply to the transaction contemplated by, and all discussions and negotiations in connection with, this Agreement.

          (b) In the event that pursuant to Section 7.5 the Closing in respect of either the Malaysian Business or the Thai Business does not occur concurrently with the Closing in respect of the Core Business, the first sentence of clause (a) of this Section 4.5 shall apply only with respect to those portions of the Business transferred at the Closing. Such clause (a) shall apply to the portions of the Business thereafter remaining with Seller when, if and to the extent such portions of the Business are subsequently transferred to Buyer in separate Closings in accordance with
     Section 7.5.

          4.6  NO OTHER BIDS.
               -------------

          After the date of this Agreement, Seller shall not, nor shall it authorize or permit any Seller Entity, Company or Subsidiary, or any officer, director or employee of the foregoing, or any investment banker, attorney, accountant or other representative retained by any of the foregoing to, (i) solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a takeover proposal, or agree to endorse any takeover proposal, (ii) to participate in any negotiations regarding a takeover proposal or (iii) provide any non-public information regarding the Business or the transactions contemplated hereby to any Person in connection with a takeover proposal. Seller shall promptly advise Buyer of any written takeover proposal received by it or any Seller Entity or any of their representatives from any Person, other than a Person who has executed an agreement similar to the Letter Agreement, and will provide Buyer with a copy of such takeover proposal. As used in this Section, "takeover proposal" shall mean any proposal for a merger or other business combination involving any Company or Subsidiary or any proposal to acquire in any manner any Equity Securities or any significant amount of assets of any Company or Subsidiary or of the Business, other than the transactions contemplated by this Agreement or the right of first refusal provisions of the agreements governing Seller's interest in the Malaysian Business and Thai Business.

          4.7  INSURANCE PROCEEDS.
               ------------------

          If prior to any relevant Closing Date the Business shall suffer any loss that is covered by insurance carried by any Seller or any of its Affiliates (other than any Company or Subsidiary), Seller shall, or shall cause such Affiliate to, make a claim under its insurance policy for recovery in respect of such loss and to pursue such claim actively. If Seller or such Affiliate, as the case may be, receives insurance proceeds in respect of such loss, Seller shall, or cause such Affiliate to, remit promptly such proceeds to the applicable Company or Subsidiary.

          4.8  AMOUNTS DUE TO SELLER.
               ---------------------

          The Companies and the Subsidiaries shall repay to Seller and its Affiliates at the Closing in respect of the Core Business the liability set forth in Section 4.8 of the Disclosure Schedule.

          4.9  PROPRIETARY INFORMATION.
               -----------------------

          Prior to the Closing in respect of the Core Business, Seller shall request the recovery, or shall request the destruction (and request written notice of such destruction), of all Proprietary Information (as defined in the Letter Agreement) made available to or otherwise in possession of any potential acquirors or bidders relating to the Proposed Acquisition (as defined in the Letter Agreement but only as it relates to the Business).

          4.10 RELEASE OF GUARANTEES.
               ---------------------

          Buyer agrees that it will use its reasonable best efforts to cause Seller and each of its Affiliates (other than any Companies or Subsidiaries acquired by Buyer) to be fully and unconditionally released, effective upon the Closing of the Core Business or, as to the item listed in Section 4.10(II) of the Disclosure Schedule, the Thai Business, by a document or documents in form and substance reasonably satisfactory to Seller, from all its obligations and liabilities, primary or contingent, to the lenders thereunder relating to its guarantees or obligations relating to the indebtedness and other obligations that are listed in Section 4.10 of the Disclosure Schedule.

          4.11 LOANS TO INTERNATIONAL-NME.
               --------------------------

          Prior to the Closing in respect of the Core Business, Mount Elizabeth Hospital, Ltd. shall lend to International-NME the principal amount of up to S$5,600,000 with interest at the rate of 3% per annum, to be evidenced by a promissory note (the "First Note"). Prior to the Closing in respect of the Core Business, Mount Elizabeth Hospital, Ltd. shall also lend to International-NME any amounts in Singapore Dollars required by International-NME from time to time to fund its capital contribution obligations to the Thai Business, such loan to carry interest at the rate of 3% per annum and to be evidenced by a promissory note (the "Second Note"). At the Closing of the Core Business, Buyer shall assume all of International-NME's obligations and liabilities under each of the First Note and the Second Note and Mount Elizabeth Hospital, Ltd. shall fully and unconditionally release International-NME from all obligations and liabilities relating to such notes. In consideration of the foregoing, the portion of the Purchase Price allocated to the Core Business shall be reduced by an amount equal to the sum of the aggregate amounts due under the First Note and the Second Note on the Closing Date of the Core Business. Any conversion of Singapore Dollars or Malaysian Ringgit to U.S. Dollars shall be made in the manner set forth in Section 1.2.


                                   ARTICLE V
                ADDITIONAL CONTINUING COVENANTS AND INDEMNITIES

          5.1  COOPERATION IN AUDITS.
               ---------------------

          Subject to execution of customary confidentiality agreements, Buyer will cause each Company and its Subsidiaries to cooperate in all reasonable respects during normal business hours and in such manner as will not unreasonably interfere with the conduct of their respective businesses, in an audit, at Seller's cost, by Seller's independent accountants of the financial statements of each Company and its Subsidiaries through periods ending on or prior to the fiscal year of Seller first ending on or after the Closing Date (and, if desired, as of the Closing Date). Without limiting the foregoing, such cooperation shall include providing access to records and personnel, cooperating in verification of accounts receivable and such access to the premises of such Company and Subsidiaries, in each case as is reasonable and customary in an audit.

          5.2  TAX MATTERS.
               -----------

          (a) Seller agrees to indemnify, defend and hold harmless Buyer and each Company and Subsidiary against (i) any Tax payable by or on behalf of Seller or any of its Affiliates, any Company or any of the Subsidiaries for the

     Pre-Closing Tax Period except to the extent adequate provision for such Tax has been made in the financial statements referred to in Section 2.3(a) or
     (b) hereof; (ii) any deficiencies in any Tax payable by or on behalf of Seller or any of its Affiliates, any Company or any of the Subsidiaries arising from any audit by a Governmental Entity with respect to the Pre-Closing Tax Period except to the extent adequate provision for such Tax has been made in the financial statements referred to in Section 2.3(a) or (b) hereof; (iii) Taxes of any member of a consolidated, combined or unitary tax group of which Seller or any of its Affiliates, any Company or any Subsidiary, is or was at any time, part, of which a Company and/or any Subsidiary is jointly or severally liable as a result of its inclusion in such group at any time or on or prior to the Closing Date, except to the extent adequate provision for such Taxes has been made in the financial statements referred to in Section 2.3 hereof; and (iv) any Tax liability arising from, relating to or otherwise in respect of any breach of the representations and warranties contained in Section 2.4 of this Agreement. Seller's indemnity hereunder with respect to Taxes of SJMC shall apply only to 30% of such Taxes.

          (b) Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates against (i) any Tax payable by or on behalf of Buyer or any of its Affiliates, any Company or any of the Subsidiaries for any taxable period other than the Pre-Closing Tax Period; (ii) any deficiencies in any Tax payable by or on behalf of Buyer or any of its Affiliates, any Company or any of the Subsidiaries arising from any audit by a Governmental Entity with respect to any taxable period other than the Pre-Closing Tax Period;
     (iii) Taxes of any member of a consolidated, combined or unitary tax group of which Buyer or any of its Affiliates, any Company or any Subsidiary is, or was at any time, part, of which a Company and/or any Subsidiary is jointly or severally liable as a result of its inclusion in such group at any time after the Closing Date; and (iv) if the Closing Date occurs after June 29, 1995, Seller's Transition Tax Exposure Amount. Any refund of Tax received after Closing by Buyer, any of its Affiliates, any Company or any Subsidiary which is attributable to the Pre-Closing Tax Period shall immediately be remitted to Seller. Buyer may retain any refund which is attributable to carryback losses, credits and other tax items arising in a period other than the Pre-Closing Tax Period and carried back to the Pre-Closing Tax Period.

          (c) Seller and Buyer will each provide the other, and subsequent to the Closing Buyer will cause each Company and each Subsidiary to provide Seller (at Seller's sole cost and expense), with such assistance as may reasonably be requested in connection with the preparation of any matter relating to Tax, including any Tax Return, any audit or other examination by a Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination for a period not to exceed ten years after the Closing Date. Prior to disposing of any records or information, the party retaining such records or information shall notify the other party and provide it with the opportunity to obtain or duplicate (at its own expense) such records or information for its own purposes. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Any information obtained pursuant to this clause (c) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Tax shall be subject to Section 4.5.

          (d) Subject to the provisions of the foregoing clause (c), Seller shall (i) have the responsibility for, and the right to control, at Seller's expense, the audit (and disposition thereof) of any Tax Return relating to periods ended on or prior to the Closing Date; and (ii) have the right to participate in and approve the disposition of the audit of any Tax Return relating to the periods ended after the Closing Date if, as a result of such audit or disposition, Buyer makes or intends to make a claim for indemnification under Section 5.2(a). Buyer shall have the right, directly or through its designated representatives, to participate in and review in advance and comment upon all submissions made in the course of audits or appeals thereof to a Governmental Entity relating to periods ending (or treated by this Agreement as ending) on or prior to the Closing Date and to approve the disposition of any audit adjustment or filing of any amended Tax Returns with respect to such periods if such disposition will result in an increase in the Tax liability of Buyer, any Company or any Subsidiary for any period beginning after (or treated by the Agreement as beginning after) February 28, 1995. Seller and Buyer shall each promptly notify the other party of any audit of any Tax Return which may result in claims for indemnification under this Agreement.

          (e)  In the event that Buyer makes an election under section 338(a) or section 338(g) of the Code in connection with its purchase of a Company or any Subsidiary:

               (i) Section 5.2(f) hereof and clause (iv) of Section 5.2(b) hereof shall not apply with respect to such Company or Subsidiary; and

              (ii) Buyer shall indemnify and hold harmless Seller and its Affiliates against the difference between (A) all U.S. Federal, state and local income tax liability incurred by Seller and its Affiliates as a result of such election and (B) all U.S. Federal, state and local income tax liability determined without regard to such election. For this purpose, U.S. Federal, state and local income tax liability shall be calculated by taking into account any foreign tax credits available to Seller and its Affiliates and by taking into account the effect of an increase in an overall foreign loss or increase in separate limitation loss (each as defined in section 904(f) of the Code) on the ability of Seller and its Affiliates to utilize foreign tax credits for U.S. Federal income tax purposes.

          (f) If the Closing Date occurs after June 29, 1995, Buyer and each of its Affiliates shall, with respect to the occurrence of any of the following events with respect to any Company or Subsidiary on or before May 31, 1996, (i) notify Seller of the occurrence of any such event and (ii) cause each Company and each Subsidiary to furnish to Seller any records or information reasonably requested by Seller for the purpose of determining the Seller's Transition Tax Exposure Amount, including any records or information relating to the occurrence of any such event:

               (i) any investment in "United States property" (as that term is defined in Section 956 of the Code);

              (ii) the acquisition of any "passive asset" (as that term is defined in Section 956A(c)(2) of the Code);

             (iii) the issuance of any Equity Security; any alteration in corporate, capital or legal structure; any merger, reorganization or consolidation; any liquidation, winding-up or dissolution; and any amendment or change in charter documents, by-laws or other governing documents;

              (iv) the declaration, issuance or payment of any dividend or other distribution of assets; or any split, combination or reclassification of any Equity Securities;

               (v) any sale, assignment, pledge or other encumbrance or disposition of any Equity Security of any Subsidiary (and any entity becoming a subsidiary of a Company or any Subsidiary during the Transition Period);

              (vi) the receipt of any income that is foreign personal holding company income (as that term is defined in section 954(c) of the Code); and

             (vii) the conduct of any business other than the business conducted by the Company or Subsidiary on the Closing Date.

     In making a claim for indemnification under clause (iv) of Section 5.2(b) hereof, Seller shall furnish to Buyer in writing a description of the manner in which Seller determined the Seller's Transition Tax Exposure Amount, including a worksheet illustrating the computation of such amount.

          (g) Buyer covenants that it will cause the purchasers of any interest in a Company or Subsidiary, which acquisition occurs on or before May 31, 1996, to comply with the provisions of this Section 5.2 as if such purchasers were the Buyer.

          (h) Buyer shall cooperate, and will cause its Affiliates and each Company and Subsidiary to cooperate, with Seller and its Affiliates in connection with the filing of any amended Tax Returns requested by Seller or any of its Affiliates that related to taxable periods ending on or prior to Closing.

          (i) Disputes arising under this Section 5.2 that are not resolved by mutual agreement shall, unless otherwise provided for, be resolved by an internationally recognized accounting or law firm (the "Tax Referee") chosen and mutually acceptable to Buyer and Seller within a reasonable amount of time from the date on which the dispute arises. The Tax Referee shall resolve any disputed items within a reasonable amount of time taking into consideration all relevant facts and circumstances. The costs, fees and expenses of the Tax Referee shall be borne equally by Buyer and Seller.

          (j) Notwithstanding any other provision of this Agreement, Seller shall be solely responsible for any Taxes, and shall indemnify Buyer pursuant to this Section 5.2, for any Taxes relating to the Restructuring.

          (k) Payments made pursuant to this Section 5.2 shall be made no later than fifteen (15) business days following the later of (i) fifteen (15) business days prior to the date on which the relevant Tax is due; or (ii) fifteen (15) business days after the indemnified party gives written notice to the indemnifying party that such Tax is due. Any payment not made within such time period shall bear interest at the rate in effect from time to time on underpayments of U.S. federal income tax calculated in accordance with sections 6621 and 6622 of the Code.

          5.3  ACCESS.
               ------

          (a) Subject to the execution of customary confidentiality agreements, Buyer will cause each Company and Subsidiary, for a period of five years after the Closing in respect of such Company or Subsidiary, to afford promptly to Seller and its agents reasonable access to the properties, books, records, employees and auditors of such Company and Subsidiary relating to periods prior to such Closing to the extent necessary or desirable to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date relating to such Closing; provided, however, that Seller recognizes
                                    --------  -------
     that certain records and other information of Buyer may contain information relating to such Companies or Subsidiaries as well as information relating to other activities of Buyer not connected with any of such Companies or Subsidiaries, in which event Buyer shall provide access only to the relevant portions thereof.

          (b) Subject to the execution of customary confidentiality agreements, Seller will and will cause each Seller Entity for a period of five years after the Closing promptly to afford Buyer, its Affiliates, and their respective agents, counsel, financial advisors and auditors reasonable access to the properties, books and records, employees and auditors of each Seller Entity relating to periods prior to the Closing to the extent necessary or desirable with respect to the Business; provided, however,
                                                          --------  -------
     that Buyer recognizes that certain records and other information of Seller may contain information relating to the Companies or any of the Subsidiaries as well as information relating to other activities of Seller not connected with any of the Companies or Subsidiaries, in which event Seller shall provide access only to the relevant portions thereof.

          5.4  USE OF AND RIGHT TO NAMES.
               -------------------------

          Commencing with the 90th day following the Closing Date with respect to the Singapore Operations, none of Buyer, the Companies or the Subsidiaries shall use the names or trademarks "National Medical Enterprises, Inc.," "NME," "N.M.E.," "Tenet Healthcare Corporation," "Tenet" or any derivative thereof.

          5.5  EMPLOYMENT MATTERS.
               ------------------

          (a) As of the Closing Date with respect to each Company or Subsidiary, Buyer shall, or shall cause each such Company and its Subsidiaries to, offer employment to all employees of such Companies and Subsidiaries not represented by a collective bargaining agreement on substantially the terms and conditions as are provided currently by such Company or Subsidiary to such employees.

          (b) As of the Closing Date with respect to each Company or Subsidiary, Buyer agrees that such Companies and Subsidiaries will be bound, to the same extent as they currently are bound, by the terms and conditions of the collective bargaining agreements listed in Section 2.12 of the Seller's Disclosure Schedule.

          (c) In no event will Buyer, any Company or any Subsidiary assume, or have any liability or obligation under, any Benefit Plan or any other employment, compensation, severance or benefit plan, agreement or arrangement of Seller and its subsidiaries, other than those of the Companies and the Subsidiaries acquired by Buyer hereunder which are set forth in Section 2.5 of the Disclosure Schedule, with or for the benefit of any officer or employee of any Company or any Subsidiary.

          5.6  RECORDS.
               -------

          (a) Promptly following the Closing Date, Seller will deliver or cause to be delivered to Seller all original agreements, documents, accounts, ledgers, books, records and files, including records and files stored on computer disks or tapes or any other storage media (collectively, "Records"), in the possession of Seller relating to the Business, and the business and operations of the Companies and the Subsidiaries, in each of the foregoing instances, not then in the possession of the Companies or the Subsidiaries, subject to the following exceptions:

               (i) Seller may retain all Records prepared in connection with the sale of the Stock, including bids received from other parties and analyses relating to the Companies and the Subsidiaries; and

              (ii) Seller may retain any Tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms to the extent that they relate to the separate returns or separate tax liability of the Companies or the Subsidiaries.

          (b) Except as otherwise provided in this Agreement, for a period of seven (7) years following the Closing Date, Buyer agrees that it will not destroy any Records in the possession of Buyer relating to the business and operations of the Company and the Subsidiaries acquired by Buyer, relating to the period prior to the Closing Date with respect to such Company or Subsidiary without first offering such Records to Seller.

          5.7  AGREEMENT NOT TO COMPETE.
               ------------------------

          (a) Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section and, therefore, agrees that it will not, and will not permit any of its Affiliates to, (i) prior to the second anniversary of the Closing Date, directly or indirectly, in any capacity, engage in, represent in any way, or be connected with, any Restricted Businesses (as defined below) in the Territory, (ii) prior to the fifth anniversary of the Closing Date, directly or indirectly, induce any employee of Buyer or any Company or Subsidiary to leave such employ, or to accept any other position or employment or assist any other person in hiring such employee (except for persons who contact Seller on their own initiative and without any direct or indirect solicitation by Seller other than general solicitations in the form of advertisements) and (iii) at any time communicate or divulge any secret or confidential information, knowledge or data related to the Business to any person other than Buyer. The term "Restricted Business" means the businesses included in the Business as presently conducted and, in the case of the Thai Business, as it is contemplated to be conducted. The term "Territory" means China, India, Indonesia, Myanmar (formerly Burma), Malaysia, the Philippines, Singapore, Sri Lanka, Thailand and Vietnam, provided that the Territory
                                                 --------
     shall not include Thailand or Malaysia, as applicable, in the event that Buyer does not acquire, as the case may be, Seller's interest in the Malaysian Business or Thai Business, in each case as specifically contemplated in Section 7.5, but only so long as Seller continues to own its interest in the Thai Business or the Malaysian Business, as the case may be. The covenant set forth in this paragraph (a) is referred to as the "Restrictive Covenant".

          (b) Notwithstanding any provision of this Section 5.7 to the contrary, (i) Seller and its Affiliates shall not be in violation of this
     Section 5.7 as a result of owning ten percent (10%) or less of the stock of a public company whose common stock is listed on an established securities exchange, even if such company competes with Buyer in a Restricted Business in the Territory, and (ii) Seller and its Affiliates may acquire any business and operate such business, a part of which competes in a Restricted Business in the Territory, so long as such Restricted Business part constitutes less than fifty percent (50%) of the total acquired business in terms of revenues and is divested within twelve (12) months following its acquisition.

          (c) If the Restrictive Covenant or any part thereof would be void as drawn but would be valid if the period of application were reduced, the Restrictive Covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The parties agree that if any court of competent jurisdiction determines that the Restrictive Covenant or any part thereof is invalid or unenforceable, the remainder of the Restrictive Covenant shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Furthermore, if any portion of the Restrictive Covenant or the application of any portion of the Restrictive Covenant, to any person or circumstances, shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining portion of the Restrictive Covenant, or the application of such portion of the Restrictive Covenant to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. In either of the foregoing cases, the parties agree that they will amend the terms of the Restrictive Covenant or portion thereof so determined to be invalid or unenforceable, but only in the most minimal manner necessary to make such terms comply with the determination of such court.

          5.8  TECHNICAL SERVICES AGREEMENT.
               ----------------------------

          (a) Each of Buyer and Seller hereby agrees to provide to the other, on the terms and subject to the conditions set forth in this Section 5.8,
     (i) the services set forth in Section 5.8(I) of the Disclosure Schedule,
     (ii) advice concerning the operation of hospitals and other healthcare facilities and businesses, including, without limitation, the services set forth in Section 5.8(II) of the Disclosure Schedule, and (iii) such additional services and advice as may be agreed upon by Buyer and Seller from time to time, in each case with respect to the Business (collectively, "Consulting Services").

          (b) The party requesting that Consulting Services be provided pursuant to this Section 5.8 (the "Requesting Party") shall deliver to the party being requested to provide Consulting Services (the "Providing Party") with reasonable advance notice, setting forth in reasonable detail the scope of Consulting Services requested, the time period during which such Consulting Services are requested and such other details as may be requested by the Providing Party.

          (c) The Requesting Party shall reimburse the Providing Party for (i) all reasonable fees, costs and expenses incurred by the Providing Party in connection with the provision of Consulting Services, including, without limitation, (A) all fees, costs and expenses paid by the Providing Party to any third party performing any such services or providing any advice on behalf of the Providing Party, and (B) all reasonable travel, accommodation, meal and other expenses, and (ii) the salaries, benefits and costs of all personnel who provide Consulting Services pursuant to this Section 5.8, prorated according to the actual time spent by each such person in the performance of such services; provided, however, that for purposes of calculating the amounts payable under this subsection (ii), (A) the Requesting Party shall be billed for each hour (or part thereof) of services rendered by any person performing such services, not to exceed eight hours for any continuous 24-hour period; and (B) the benefits attributable to each such person shall be deemed to be equal to 40% of a number that approximates such person's base salary.

          (d) The Requesting Party hereby agrees to reimburse the Providing Party for all amounts due pursuant to this Section 5.8 within 45 days of the Requesting Party's receipt of an invoice showing in reasonable detail the amount due.

          (e) Except for the reimbursement provided for in this Section 5.8, there shall be no fee required to be paid in connection with Consulting Services performed or to be performed hereunder.

          (f) Each party hereto hereby agrees that all Consulting Services provided are merely advisory in nature and neither party shall have any liability to the other, pursuant to the terms of this Agreement or otherwise, in connection with any Consulting Services provided hereunder, except for its gross negligence or willful misconduct in the performance of such Consulting Services.

          (g) (i) Buyer's obligation to provide Consulting Services pursuant to this Section 5.8 with respect to the Malaysian Business and the Thai Business, respectively, shall commence upon the Closing for the Core Business and shall terminate upon the later to occur of (x) the Closing for such Business, and (a) with respect to the Thai Business shall terminate five years after the date of this Agreement, and (b) with respect to the Malaysian Business shall terminate two years after the date of this Agreement, and (ii) Seller's obligation to provide Consulting Services pursuant to this Section 5.8 with respect to (A) the Core Business shall commence upon the Closing for the Core Business and shall terminate one year after the Closing for the Core Business, (ii) the Thai Business shall commence upon the Closing for such Business and shall terminate five years after the Closing for such Business, and (iii) the Malaysian Business shall commence upon the Closing for such Business and shall terminate two years after the Closing for such Business.

                                  ARTICLE VI
                            CONDITIONS OF PURCHASE

          6.1  GENERAL CONDITIONS.
               ------------------

          Subject to Section 7.5 hereof, the obligations of the parties to effect the Closing shall be subject to the following conditions:

          (a)  No Orders; Legal Proceedings.  No Law or Order shall have been
               ----------------------------
     enacted, entered, issued, promulgated or enforced by any Governmental Entity and remain so at the Closing Date, (i) that prohibits the transactions contemplated by this Agreement, (ii) that imposes or would impose upon the ownership or operation of, or exercise of control over, the Companies, the Subsidiaries and their respective assets, properties and businesses, burdens which are material and unreasonable to the Business, taken as a whole, by Buyer and its Affiliates (provided that the condition in this clause (ii) shall be a condition only to Buyer's obligations hereunder) or (iii) that would subject either party to this Agreement to any material penalty or liability if any of the transactions contemplated under this Agreement were consummated. No Governmental Entity shall have notified any party to this Agreement that it intends to commence proceedings that, if successful, would result in the nonsatisfaction of a condition set forth above in this Section 6.1(a), unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          (b)  Permits and Approvals.  To the extent required by applicable Law
               ---------------------
     and without the imposition of any conditions or provisions that are material and unreasonably burdensome on Buyer, Buyer's Affiliates, or the Business, all Permits and Approvals listed in Section 6.1 (I) of the Disclosure Schedule that are required to be obtained from Governmental Entities shall have been received or obtained.

          6.2  CONDITIONS TO OBLIGATIONS OF BUYER.
               ----------------------------------

          Subject to Section 7.5 hereof, the obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

          (a)  Representations and Warranties and Covenants of Seller.  The
               ------------------------------------------------------
     representations and warranties of Seller herein (as amended by matters consented to by Buyer pursuant to Section 4.3) contained shall be true and correct as of the date hereof and at the Closing Date with the same effect as though made as of such time; Seller and the other Seller

     Entities in all material respects shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date and signed by its chief executive officer, president, chief financial officer or treasurer, to such effect.

          (b)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
     whether or not in the ordinary course of business, there shall not have been, occurred or arisen:

               (i) any change in or event affecting the Business that has had or is reasonably expected to have a Material Adverse Effect, except for changes reflected in the financial statements referred to in
          Section 2.3 and changes affecting generally the Singapore, Thailand or Malaysia (as the case may be with respect to the specific Closing) health care industry, each as a whole (it being understood that Buyer assumes the risks of changes of such type); or

               (ii) any casualty, loss, damage or destruction of any property of any Company or Subsidiary or that has involved a loss to any Company or Subsidiary in excess of applicable insurance coverage, in each case that has had or is reasonably expected to have a Material Adverse Effect.

          (c)  Consents.   Buyer shall have obtained without the imposition of
               --------
     any conditions or provisions that are material and unreasonably burdensome on Buyer, Buyer's Affiliates, or the Business all material Approvals and Permits from third Persons listed in Section 3.3 of the Disclosure Schedule that are required to be obtained by Buyer in connection with the transactions contemplated hereby (except Approvals and Permits from Governmental Entities which are the subject of Section 6.1(b)).

          (d)  Resignation of Directors.  Each of Company's and Subsidiary's
               ------------------------
     directors designated by Seller or its Affiliates shall have submitted his or her resignation in writing to such Company or Subsidiary, as applicable. Such resignations of directors (in such capacity) shall be effective as of the Closing.


          (e)  Failure to Obtain Loan.  Buyer shall not have received the
               ----------------------
     amounts contemplated by the commitment letter, dated May 17, 1995, from Schroders Banking & Capital Markets as a result of the failure of Schroders Banking & Capital Markets to provide such funds solely as a result of, during the thirty (30) days preceding the date of the relevant Closing, there having occurred or be continuing (i) any suspension of trading on the Singapore Stock Exchange or material governmental restrictions (not in force on the date hereof) on trading in securities generally, or (ii) any banking moratorium declared by Singapore governmental authorities, or (iii) any material adverse change in the financial, banking or capital markets, or (iv) any outbreak or material escalation of hostilities affecting Singapore or other calamity, panic or crisis, the affect of which on the financial markets of Singapore in each case described in clauses (i), (ii),
     (iii) or (iv) above, is that lending institutions have generally ceased providing funding for transactions of the size contemplated by such commitment letter, provided that the occurrence of any such event shall operate to delay the respective Closing only until the tenth (10th) day following the date upon which lending institutions generally have resumed providing funding for transactions of the size contemplated by such commitment letter.

          (f)  Malaysian Due Diligence.  With respect to the Closing of the
               -----------------------
     Malaysian Business only, Buyer and its representatives shall have (i) been provided the opportunity to conduct confirmatory due diligence reasonably satisfactory to it with respect to the representations and warranties, and the covenants and agreements contained in this Agreement and (ii) entered into an amendment to the Shareholders' Agreement, dated April 4, 1990, between SD Holdings Limited and Seller satisfactory in form and substance to Buyer. For the purposes of the preceding sentence only, "Seller" shall include Seller and/or any of its Affiliates.

          6.3  CONDITIONS TO OBLIGATIONS OF SELLER.
               -----------------------------------

          Subject to Section 7.5 hereof, the obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

          (a)  Representations and Warranties and Covenants of Buyer.  The
               -----------------------------------------------------
     representations and warranties of Buyer herein contained shall be true and correct as of the date hereof and at the Closing Date with the same effect as though made as of such time; Buyer in all material respects shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer, dated the Closing Date and signed by a director, its chief executive officer, chief financial officer or treasurer, to such effect.

          (b)  Consents.  Seller shall have obtained without the imposition of
               --------
     any conditions or provisions that are material and unreasonably burdensome on Seller or Seller's Affiliates (other than the Companies and the Subsidiaries) all material Approvals and Permits from third Persons listed in Section 2.8 (II) of the Disclosure Schedule that are required to be obtained by Seller in connection with the transactions contemplated hereby (except Approvals and Permits from Governmental Entities which are the subject of Section 6.1(b)).

          (c)  Release from Guarantees.  Seller and its Affiliates (other than
               -----------------------
     any Companies or Subsidiaries acquired by Buyer) shall have been fully and unconditionally released from all of their obligations and liabilities under and relating to the guarantees and other obligations listed in
     Section 4.10 of the Disclosure Schedule in the manner set forth in Section 4.10.

          (d)  Purchase of Notes.  Seller shall have purchased the First Note
               -----------------
     and the Second Note pursuant to the terms set forth in Section 4.11 hereof.



                                  ARTICLE VII
                 TERMINATION OF OBLIGATIONS; INDEMNIFICATION;
                                   SURVIVAL

          7.1  TERMINATION OF AGREEMENT.
               ------------------------

          Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

          (a)  By mutual consent in writing of Buyer and Seller;

          (b) With respect to the Core Business, Malaysian Business or the Thai Business, as the case may be, by Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in
     Section 6.1 or 6.2 with respect to that Business;

          (c) With respect to the Core Business, Malaysian Business or the Thai Business, as the case may be, by Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in
     Section 6.1 or 6.3 with respect to that Business; or

          (d) by Seller or Buyer, if the Closing does not occur (i) on or prior to July 31, 1995 (with respect to the Core Business), subject to any delays necessitated as contemplated by Section 6.2(e), and (ii) in any event for the Core Business and the remainder of the Business on or prior to September 30, 1995;

provided, however, that the party seeking termination pursuant to clause (b),
--------  -------
(c), or (d) is not in wilful breach of any of its covenants or agreements contained in this Agreement.

          7.2  EFFECT OF TERMINATION.
               ---------------------

          If this Agreement shall be terminated pursuant to Section 7.1 with respect to the Core Business all further obligations of the parties under this Agreement shall terminate without further liability of any party to another, and with respect to the Malaysian Business or Thai Business, all further obligations of the parties under this Agreement relating to such Business shall terminate without further liability of any party to another; provided that in no event the obligations of the parties contained in Sections 2.19, 3.4, 4.5 (including the Letter Agreement referenced in such section), 7.1, 7.2 and 8.13 shall survive any such termination.

          Nothing in this Section 7.2 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement; provided, however, that if a party exercises its right to terminate this Agreement, such party will be deemed to have waived any claims of breach of representations or warranties by the other party.

          7.3  INDEMNIFICATION.
               ---------------

          (a)  Indemnification by Seller.  Seller shall indemnify Buyer, its
               -------------------------
     Affiliates (including each Company and Subsidiary) and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, all losses, liabilities, claims, damages and expenses (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.2(a)) arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant thereto and (ii) any breach of any covenant or agreement of Seller contained in this Agreement; provided, however, that Seller shall
                                            --------  -------
     not have any liability under clause (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to U.S.$500,000, and then only to the extent of any such excess; and provided further, that Seller's
                                                -------- -------
     liability shall in no event exceed U.S.$150,000,000. Notwithstanding the foregoing, Buyer shall not seek indemnification for any individual claim or a series of claims under clause (i) above which arises out of any single breach or a series of breaches or a representation and warranty of Seller, in each case based on a single event or condition or series of related events or conditions having a relevant common basis in fact if such individual claim is, or such series of claims add up to, less than U.S.$25,000.

          Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims for breaches of representations and warranties of Seller pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.3.

          Nothing in this Agreement shall be construed to prohibit or restrict Buyer from pursuing all remedies available to it at law or in equity in connection with Seller's breach of any provision of this Agreement, other than for breaches of representations and warranties of Seller pursuant to this Agreement, or from seeking equitable relief in respect of any breach of any covenant or agreement of Seller contained in this Agreement.

          (b)  Indemnification by Buyer.  Buyer shall indemnify Seller, its
               ------------------------
     Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, all losses, liabilities, claims, damages and expenses (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.2(b)) arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto or thereto, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, and
     (iii) any guarantee or contingent liability to be released pursuant to
     Section 4.10; provided, however, Buyer shall not have any liability under
                   --------  -------
     clauses (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which the Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to U.S.$500,000, and then only to the extent of such excess; and provided
                                                                   --------
     further that the Buyer's liability shall in no event exceed
     -------
     U.S.$20,000,000. Notwithstanding the foregoing, Seller shall not seek indemnification for any individual claim or a series of claims under clause (i) above which arises out of any single breach or a series of breaches or a representation and warranty of Buyer, in each case based on a single event or condition or series of related events or conditions having a relevant common basis in fact if such individual claim is, or such series of claim add up to, less than U.S.$25,000.

          Seller acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims for breaches of representations and warranties of Buyer pursuant to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.3.

          Nothing in this Agreement shall be construed to prohibit or restrict Seller from pursuing all remedies available to it at law or in equity in connection with Buyer's breach of any provision of this Agreement, other than for breaches of representations and warranties of Buyer pursuant to this Agreement, or from seeking equitable relief in respect of any breach of any covenant or agreement of Buyer contained in this Agreement.

          (c)  Losses Net of Insurance, etc.  The amount of any loss, liability,
               -----------------------------
     claim, damage, expense or Tax for which indemnification is provided under this Section 7.3 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and, except for losses, liabilities, claims, damages or expenses relating to
     Section 7.3(b)(iii), shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit.
     For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and payments between Seller and Buyer to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price for United States federal income tax purposes.

          (d)  Termination of Indemnification.  The obligations to indemnify and
               ------------------------------
     hold harmless a party hereto (i) pursuant to Section 5.2, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof),
     (ii) pursuant to Sections 7.3(a)(i) and 7.3(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 7.4 and (iii) pursuant to Section 7.3(a)(ii) and the other clauses of Section 7.3(b), shall not terminate; provided, however, that as to clauses (i) and
                                  --------  -------
     (ii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party; provided further, however, that in the case of a claim
                         -------- -------  -------
     being made by reason of a Third Party Claim (as defined in Section 7.3(e) hereof), if the third party claimant has not asserted its claim in writing, the requirements of this clause shall nonetheless be deemed to be satisfied with respect thereto so long as the third party claimant has overtly threatened or otherwise indicated an intention to bring or pursue a claim, albeit orally, and the indemnified party, before the expiration of the applicable period, so notifies the indemnifying party by delivering a notice of such asserted claim (stating in reasonable detail the basis for such claim to the extent known to the indemnified party) to the indemnifying party and such third party claimant subsequently assets its claim in writing and a copy of the written notice from the third party claimant is furnished to the indemnifying party in no more than ten (10) business days after its receipt by the indemnified party.

          (e)  Procedures Relating to Indemnification.  In order for a party
               --------------------------------------
     (the "indemnified party") to be entitled to any
     indemnification provided for under this Section 7.3 in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim promptly, but in no event more than ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification
                  --------  -------
     shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses of the indemnified party incurred during the period in which the indemnified party failed to give such notice). Upon delivering the initial notification and thereafter, promptly upon the indemnifying party's receipt thereof, the indemnified party shall deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below);

     provided that such counsel is not reasonably objected to by the indemnified
     --------
     party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel) (not reasonably objected to by the indemnifying party), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (not reasonably objected to by the indemnifying party) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iii) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party following the failure of the indemnifying party to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise materially adversely affect the indemnified party.

               The indemnification required by Sections 7.3(a) and 7.3(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Sections 7.3(a) or 7.3(b) other than Third Party Claims shall be governed by Section 7.3(f).

          (f)  Other Claims.  In the event any indemnified party should have a
               ------------
     claim against any indemnifying party under Section 7.3(a) or 7.3(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Sections 7.3(a) or 7.3(b), except to the extent that the indemnifying party has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Sections 7.3(a) or 7.3(b), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Sections 7.3(a) or 7.3(b) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by the method of dispute resolution described in
     Section 8.4 hereof.

          (g)  No Contribution from the Companies or the Subsidiaries.  Neither
               ------------------------------------------------------
     Seller nor any of its Affiliates shall have any right to seek, and they hereby waive, any and all claims they may have to, contribution from any of the Companies or the Subsidiaries with respect to all or any portion of its indemnification obligations under this Agreement.

          7.4  SURVIVAL OF REPRESENTATIONS.
               ---------------------------

          The representations and warranties in this Agreement as to the Core Business, Malaysian Business or Thai Business, as the case may be (other than the representations and warranties relating to Taxes), shall survive the Closing with respect thereto solely for purposes of Sections 7.3(a) and 7.3(b) and shall terminate on the later of June 30, 1996 and the close of business one year after the Closing with respect thereto.

          7.5  SEPARATE CLOSINGS; ADJUSTMENT TO PURCHASE PRICE.
               -----------------------------------------------

          (a) Notwithstanding any other provision of this Agreement, on the later of June 29, 1995 or the tenth business day after the satisfaction of the conditions to Closing set forth in Sections 6.1(b), 6.2(c) and 6.3(b), other than with respect to the Thai Business and the Malaysian Business, the Closing shall occur with respect to the Business other than the Malaysian Business and Thai Business (the "Core Business"). In determining whether the conditions set forth in Article VI have been satisfied as of the Closing Date, the term "Business" shall refer to the Core Business only, the conditions in Section 6.1, 6.2 and 6.3 shall be read to relate solely to the Core Business and references to any of the Companies or Subsidiaries shall be read to refer only to the Companies and Subsidiaries constituting the Core Business. The Closing in respect of the Thai Business and Malaysian Business shall occur separately thereafter and independent of each other, on the tenth business day after the satisfaction of the conditions to Closing set forth in Sections 6.1(b), 6.2(c) and 6.3(b) with respect to each such business, as applicable. In determining whether the conditions set forth in Article VI have been satisfied at the Closing Date for such business, the term "Business" shall refer to that portion of the Business represented by the Thai Business, the Malaysian Business or both, as the case may be, the conditions in Sections 6.1, 6.2 and 6.3 shall be read to relate solely to the Thai Business, the Malaysian Business or both, as the case may be, and references to any Companies or Subsidiaries shall be read to refer only to the Companies or Subsidiaries constituting the Thai Business, the Malaysian Business or both, as the case may be. The portion of the Purchase Price payable in the manner contemplated in Section 1.2 at each such Closing shall be that portion of the Purchase Price allocated in Exhibit A to this Agreement to the Core Business, the Thai Business and the Malaysian Business.

          (b) If the sale of the Thai Business and/or the Malaysian Business is not consummated prior to the termination of this Agreement, or Seller's interests in either or both such businesses shall have been purchased by the relevant joint venture partner or sold to a third party or otherwise reduced or changed pursuant to the respective terms of the joint venture or shareholders agreements governing the Thai Business or the Malaysian Business, the Purchase Price allocated to such Business in Exhibit A hereto shall not be paid.



                                 ARTICLE VIII
                                    GENERAL

          8.1   AMENDMENTS; WAIVERS.
                -------------------

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          8.2  SCHEDULES; EXHIBITS; INTEGRATION.
               --------------------------------

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, except the Letter Agreement, which, subject to
Section 4.5 hereof, shall continue in full force and effect. Without limiting the effect of the foregoing provisions of this Section 8.2, except as expressly set forth in this Agreement, neither Buyer nor Seller is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

          8.3  REASONABLE BEST EFFORTS; FURTHER ASSURANCES.
               -------------------------------------------

          Each party will use its reasonable best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as feasible. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          8.4  GOVERNING LAW; ARBITRATION.
               --------------------------

          (a) This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

          (b) Any dispute arising out of or in connection with this Agreement or any amendment or modification hereto, other than with respect to matters covered in Section 5.2 hereof, (i) shall be referred to a single conciliator to be selected by the parties, or failing their agreement, by the International Chamber of Commerce, with the mission of attempting to resolve such dispute during a period of one hundred and twenty (120) days following the first notification of such dispute given to any party hereunder and (ii) if such dispute shall otherwise not be so resolved, shall be finally settled by arbitration conducted in the English language in London, England under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules by three arbitrators, one of whom shall be appointed by each of the parties, and the third by agreement of the two arbitrators, or failing such agreement by the International Chamber of Commerce as appointing authority. Either Buyer or Seller may initiate the procedures in this Section 8.4(b) by giving demand for arbitration to the other, setting forth the nature of any such dispute. Any written determination of the arbitrators shall be final and conclusive upon the parties. Each party hereto shall promptly pay to the prevailing party any amount determined to be due to it by such arbitration. It is the intention of each party that, to the maximum extent, actions of the arbitrators shall not be subject to review in the courts of England.

          8.5  NO ASSIGNMENT.
               -------------

          Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other party; provided,
                                                                 --------
however, that Buyer may assign its rights and obligations (including its rights
-------
to purchase the Stock) in whole or in part to one or more of its Affiliates without the prior written consent of Seller; provided further, however, that no
                                             -------- -------  -------
assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 8.5 shall be void.

          8.6  HEADINGS.
               --------

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          8.7  COUNTERPARTS.
               ------------

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          8.8  PUBLICITY AND REPORTS.
               ---------------------

          Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party, which shall not be unreasonably withheld, except (following consultation with the other party to the extent reasonably possible) to the extent that a particular action is required by applicable Law or stock exchange rules.

          8.9  REMEDIES CUMULATIVE.
               -------------------

          Except for the limitation on remedies by Buyer and Seller contained in
Section 7.3 of this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          8.10 PARTIES IN INTEREST.
               -------------------

          This Agreement shall be binding upon and inure to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

          8.11 NOTICES.
               -------

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or (c) mailed, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          Parkway Holdings Limited
          80 Marine Parade Road
          #22-01/99 Parkway Parade
          Singapore 1544
          Telephone: (65) 345-8822
          Telefax:   (65) 344-0356
          Attention: Company Secretary

          With a copy each to:

          Khattar Wong & Partners
          80 Raffles Place #25-01
          UOB Plaza 1
          Singapore 0104
          Telephone: (65) 535-6844
          Telefax:   (65) 534-1909
          Attention: Chang See Hiang, Esq.

               and

          Sullivan & Cromwell
          28/F, Nine Queen's Road Central
          Hong Kong
          Telephone: (852) 2826-8688
          Telefax:   (852) 2522-2280
          Attention: John Evangelakos, Esq.

          If to Seller, addressed to:

          Tenet Healthcare Corporation
          2700 Colorado Avenue
          Santa Monica, California 90404
          Telephone:  (310) 998-8000
          Telefax:    (310) 998-4088
          Attention:  General Counsel

          With a copy to:

          O'Melveny & Myers
          400 South Hope Street, 15th Floor
          Los Angeles, California 90071-2899
          Telephone:  (213) 669-6000
          Telefax:    (213) 669-6407
          Attention:  Richard A. Boehmer, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 8.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

          8.12 STAMP DUTIES.
               ------------

          Buyer shall pay all stamp duties, goods and services taxes, and any similar charges (except receipts duties, financial institutions duties or bank account debits taxes, which shall be paid by the party upon which they fall) assessed on or in relation to this Agreement and the Conveyance Documents or any of the matters or transactions or sales under this Agreement, the share transfer form, or under any related document, except for all such duties, taxes or charges relating to or arising out of the Restructuring.

          8.13 EXPENSES AND ATTORNEYS FEES.
               ---------------------------

          Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this

Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective Investment Bankers, accountants and counsel. In the event of any Action for the breach of this Agreement, indemnification or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in connection with investigating and prosecuting such Action.

          8.14 SEVERABILITY.
               ------------

          If any provision of this Agreement is held invalid or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.

          8.15 DOLLARS.
               -------

          Unless otherwise specified herein, all references to "$" and "dollars" shall mean United States Dollars.


                                  ARTICLE IX
                                  DEFINITIONS

          9.1  DEFINITIONS.
               -----------

          For all purposes of this Agreement, except as otherwise expressly provided:

          (a) the terms defined in this Article IX include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement except as otherwise provided in this Agreement;

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (f) all references to any Contract shall mean and include such Contract as it may have been amended, restated, modified, supplemented, renewed or replaced from time to time.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

     "Action" means any action, claim, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "Agreement" means this Agreement by and between Buyer and Seller as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference therein.

     "Approval" means any approval, authorization, consent, waiver, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person (including, without limitation, any of the foregoing required to be obtained from any lender or security holder).

     "Auditors" means KPMG Peat Marwick L.L.P., independent public accountants to Seller or, with respect to any Company or Subsidiary, the auditors whose report is included in the financial statements of such entity.

     "Balance Sheet" has the meaning assigned to it in Section 2.3(b).

     "Benefit Plans" has the meaning assigned to it in Section 2.15.

     "BMC" has the meaning assigned to it in the Recitals to this Agreement.

     "Business" has the meaning assigned to it in the Recitals to this Agreement.

     "Closing" means the consummation of the purchase and sale of the Stock under this Agreement or each of the purchases and sales of portions of Stock if the provisions of Section 7.5 are applicable.

     "Closing Date" means the date of the Closing or the various dates of Closing if the provisions of Section 7.5 are applicable.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and successor statutes.

     "Companies" has the meaning assigned to it in the Recitals to this Agreement.

     "Company Real Properties" has the meaning assigned to it in Section 2.6(b).

     "Contract" means any document, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Conveyancing Documents" has the meaning assigned to it in Section 1.5.

     "Core Business" has the meaning assigned to it in Section 7.5.

     "Disclosure Schedule" means the Disclosure Schedule dated the date of this Agreement and delivered by Seller to Buyer, or Buyer to Seller, as the case may be, pursuant to this Agreement. Any information set forth in any section of the Disclosure Schedule shall be deemed to be set forth in such other section of the Disclosure Schedule as contains a cross-reference to the former section.

     "Encumbrance" means any claim, charge, easement, encumbrance, security interest, lien, option, pledge, negative pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable U.S. or foreign securities law.

     "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for such capital stock or other equity interest or any other rights, warrants or options to acquire any of the foregoing securities, including the rights to any dividend declared but unpaid in respect thereof.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, with such specifically disclosed changes, if any, as may be required by generally accepted accounting principles.

     "Governmental Entity" means any government or any agency, district, bureau, board, statutory board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Intellectual Property" has the meaning assigned to it in Section 2.14.

     "Interim Period" has the meaning assigned to it in Section 2.4(b).

     "International - NME" has the meaning assigned to it in Section 1.6.

     "Investment Bankers" has the meaning assigned to it in Section 2.19.

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "Letter Agreement" has the meaning assigned to it in Section 4.1.

     "Malaysian Business" means the portion of the Business carried on by or through PME and SJMC in Malaysia and shall not include business carried on by or through Mount Elizabeth Health Care Services Sdn. Bhd.

     "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business (or, if the entire Business is not sold to Buyer as contemplated in Section 7.5, of the portion of the Business to be sold to Buyer), taken as a whole, or on the ability of any Seller Entity to consummate the transactions contemplated in this Agreement.

     "MR" means Malaysian Ringgits.

     "NME Asia" has the meaning assigned to it in the Recitals to this Agreement.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Overhead Expenses" has the meaning assigned to it in Section 2.21.

     "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "Permitted Encumbrances" means, collectively, (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the financial statements referred to in Section 2.3 and the existence of which is indicated in the notes thereto and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the value of or the continued use and operation of the assets to which they relate in the Business.

     "Person" means an association, a corporation, an individual, a partnership, a joint venture, a trust or any other entity or organization, including a Governmental Entity.

     "PME" has the meaning assigned to it in the Recitals to this Agreement.

     "Pre-Closing Tax Period" means all taxable periods ending on or before February 28, 1995 and the portion ending on February 28, 1995 of any taxable period that includes (but does not end on) such day.

     "Purchase Price" has the meaning set forth in Section 1.2.

     "Restructuring" means the transactions contemplated by Sections 1.6 and
4.11 hereof.

     "Seller Entity" means Seller and each subsidiary or Affiliate of Seller that owns any Equity Security of any Company or any assets used in the Business to be conveyed to Buyer as contemplated by Sections 1.1 and 1.4.

     "Seller's Transition Tax Exposure Amount" means the difference, if any, between (i) the U.S. Federal, state and local income tax liability of Seller and its Affiliates for Seller's taxable year ending on May 31, 1996 computed to take into account (A) any liability incurred by Seller and its Affiliates under
Section 951(a) of the Code as a result of any income earned by any Company or Subsidiary during the Transition Period or the acquisition of any asset or the undertaking of any transaction or activity by any Company or Subsidiary during the Transition Period and (B) any reduction in the combined earnings and profits of the Companies and Subsidiaries (as determined under the Code) to an amount less than the combined earnings and profits of the Companies and Subsidiaries on the Closing Date that is attributable to any dividend or other distribution declared, issued, made or paid during the Transition Period by any Company or Subsidiary (or any entity becoming a subsidiary of any Company or any Subsidiary during the Transition Period) and (ii) the U.S. Federal, state and local income tax liability of Seller and its Affiliates for Seller's taxable year ending on May 31, 1996 computed without regard to the items described in subclauses (A) and (B) of clause (i) of this sentence. For this purpose, the Tax liability of Seller and its Affiliates shall be calculated by taking into account foreign tax credits available to Seller and its Affiliates and by taking into account the effect of an increase in an overall foreign loss or increase in a separate limitation loss (each as defined in section 904(f) of the Code) on the ability of Seller and its Affiliates to utilize foreign tax credits for U.S. Federal income tax purposes.

     "SJMC" has the meaning assigned to it in the Recitals to this Agreement.

     "Stock" means the capital stock of the Companies as described in Section
2.1 of the Disclosure Schedule.

     "Subsidiary" means any Person in which a Company has a direct or indirect equity or ownership interest in excess of fifty percent (50%).

     "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales, turnover, use, excise, franchise, ad valorem, goods and services, real and personal property, transfer, gross receipt, stamp, premium, profits, customs and excise, duties, windfall profits, capital stock, capital gains or duty, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, all amounts equal to the Tax cost of any deprivation of any relief, allowance, set-off or deduction in computing profits or right to repayment of Tax granted by or pursuant to Law relating to Tax, any interest, charges and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means a declaration, statement, report, return, computation of tax, invoice, records (accounting or otherwise) or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Company or Subsidiary.

     "Territory" has the meaning assigned to it in Section 5.8.

     "Thai Business" means the portion of the Business carried on or as currently contemplated to be carried on by or through BMC in Thailand.

     "Thai Promissory Note" has the meaning assigned to it in Section 1.6.

     "Transition Period" means the period beginning on the day after the Closing Date and ending on May 31, 1996.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                             BUYER

                                             PARKWAY HOLDINGS LIMITED,
                                             a Singapore corporation



                                             By:     /s/ TAN KAI SENG
                                                  -------------------------
                                                        Tan Kai Seng

                                             Its:         Director
                                                  -------------------------



                                             SELLER

                                             NATIONAL MEDICAL ENTERPRISES, INC.,
                                             a Nevada corporation


                                             By:   /s/ TERENCE P. MCMULLEN
                                                  -------------------------
                                                       Terence P. McMullen

                                             Its:       Vice President
                                                  -------------------------

                                   Exhibit A
                         Allocation of Purchase Price



Pacific Medical Enterprises Sdn. Berhad (2 shares) and Subang Jaya Medical Centre Sdn. Bhd. (6,186,000 shares)
                                                        U.S. $12 million

NME Asia Pte Ltd (29,800,002 shares)                    U.S. $323 million
                                                        less the U.S. dollar
                                                        amount determined in
                                                        Section 1.2(ii)

Bumrungrad Medical Center Limited (22,695,000 shares)   U.S. $17 million
                                                        plus all amounts
                                                        lent to BMC by NME
                                                        Inc. or its
                                                        affiliates (other
                                                        than NME Asia or any
                                                        of its Subsidiaries)
                                                        subsequent to
                                                        February 28, 1995